Exhibit 10.4A

XOMA Ltd.

CEO Incentive Compensation Plan

I.	Introduction and Summary.

This document describes the XOMA Ltd. (“XOMA”) CEO Incentive Compensation Plan (the “Plan”), as approved by the Board of Directors of XOMA (the “Board”). The Plan becomes effective on January 1, 2004, subject to shareholder approval. Subject to the ability of the Board to terminate the Plan at any time, the Plan applies to fiscal years ending December 31, 2004 and each December 31 thereafter.

Only the Chief Executive Officer of XOMA (the “CEO”) is eligible to participate in this Plan and, depending on his or her performance and that of XOMA, earn incentive compensation (“Incentive Compensation”). (Article III contains the definitions of certain terms not otherwise defined in the places such terms first appear in this Plan.) A new CEO who becomes an employee of XOMA during a Plan Period and thereby meets the eligibility criteria for participation in the Plan will be considered for participation in the Plan on a pro-rata basis by the Compensation Committee (“Compensation Committee”) of the Board for recommendation to the Board for approval in its discretion.

After the conclusion of each applicable Plan Period, the Board will make a determination on the recommendation of the Compensation Committee as to the performance of XOMA and the CEO in meeting Company Objectives as well as individual performance objectives. The target award opportunity of the CEO is 50% of the CEO’s Base Salary (“Target Award Opportunity”). Awards to the CEO will vary depending on (1) the achievement of Company Objectives; (2) the CEO’s Base Salary; and (3) the CEO’s performance during the applicable Plan Period and expected ongoing contribution to XOMA. Awards may exceed or be lower than the Target Award Opportunity on the basis of the calculation of the extent to which XOMA’s Company Objectives have been met as set forth in Article IV.

Awards will be granted in cash and common shares of XOMA based on the average market value of the common shares for the ten trading days prior to the date of the award. Awards will be immediately vested on the distribution date set by the Board and expected to be in February or March of the year succeeding the Plan Period. The award to be paid on the distribution date will be comprised of 50% cash and 50% in common shares of XOMA based on the market value formula set forth above. The distribution date of awards under the Plan for each Plan Period is expected to be set no later than ninety days after the end of each Plan Period.

In all instances, the written provisions of the Plan and other determinations of the Board shall govern and be final.

II.	Purposes.

To actively engage the CEO in driving and achieving company performance goals by providing a variable reward opportunity based on business performance. The Plan is in alignment with XOMA’s growth objectives and commitment to retain and competitively compensate company leaders.

III.	Definitions.

For the purpose of this Plan, the following definitions will apply:

A.	Base Salary. The term “Base Salary” means total base salary before any deferred tax reductions, excluding moving allowances, participation in clinical studies, incentive or bonus payments, imputed income due to fringe benefits such as group insurance plans or other insurance, payments in lieu of earned vacation or personal holiday, payments for financial services or taxes, and other compensatory items of this type.

B.	Company Objectives. The term “Company Objectives” means that list of company objectives approved from time to time by the Board in its sole discretion for each Plan Period. The objectives may be based on financial goals, scientific or commercial progress, profits, return on investments or any other criteria established by the Board. The current Company Objectives, the milestones within each Company Objective and their respective relative percentage contribution to the overall Company Objectives shall be maintained by the Human Resources Department and are the same as under the Management Incentive Compensation Plan. The Required Minimum Company Objective Percentage is set forth in Article IV.

C.	Plan Period. Subject to Article VI, the term “Plan Period” means each fiscal year ending December 31.

D.	Plan Term. Subject to Article VI, the term “Plan Term” means the period commencing on January 1, 2004 and continuing until the termination of this Plan by the Board.

IV.	Plan Mechanics.

A.	Eligibility. The CEO is eligible for participation in the Plan. An individual who becomes the CEO after the beginning of a Plan Period, or is promoted after the beginning of a Plan Period to the position of CEO, will be considered for participation in the Plan by the Compensation Committee for recommendation to the Board for approval in its discretion and, if approved by the Board to participate, the CEO will have his/her award pro-rated as of the date of eligibility determined by the Board.

B.	Length of Plan. Subject to Article VI, the Plan will be effective for the Plan Term.

C.	Incentive Plan.

1.	Determination of Amounts Available for Incentive Compensation.

a. The Target Award Opportunity for the CEO is set at 50% of the CEO’s Base Salary.

b. As soon as practicable after the end of each Plan Period, the Compensation Committee will recommend to the Board, and the Board will determine, whether and to what extent the Company Objectives have been met. If a determination is made that XOMA has not met the Company Objectives to the extent required, the Compensation Committee may decline to recommend, and the Board may decline to award, any Incentive Compensation.

c. For each year during the Plan Term, unless 70% of the Company Objectives (the “Required Minimum Company Objective Percentage”) have been met, no Incentive Compensation will be awarded.

d. The final award opportunity (“Final Award Opportunity”) will be determined by utilizing the method of calculation of the extent to which XOMA’s Company Objectives have been met for the applicable Plan Period as set forth in Article IV.

2.	Calculation of Individual Incentive Awards.

a. It is the intention of the Board that awards to the CEO shall vary depending on: (1) the extent of achievement of Company Objectives; (2) the CEO’s Base Salary; and (3) the CEO’s achievement of certain individual performance objectives to be determined from time to time by the Board in its sole discretion.

b. Company and individual performance goals for the CEO are to be weighted as follows:

Company Objectives	Discretionary Objectives
70%	30%

c. The award opportunity range for the CEO expressed as a percentage of the CEO’s Base Salary is as follows:

Minimum	Target	Maximum
25%	50%	75%

d. Each of the individual Company Objectives shall be assigned a percentage reflecting its relative importance (the “Target Contribution Percentage”) to the achievement of the overall Company Objectives as well as target results and results reflecting best and worst case scenarios (denominated maximum or minimum for purposes hereof). If the target results are achieved, the Target Contribution Percentage is awarded. If results between the target and the best case scenario are achieved, the Target Contribution Percentage is increased proportionately up to a maximum of 150% of the Target Contribution Percentage (the “Best Case Percentage Limitation”). No percentage contribution in excess of the Best Case Percentage Limitation will be awarded. Alternatively, if target results are not met but results greater than the worst case scenario are achieved, the Target Contribution Percentage will be decreased proportionately to a minimum of 50% of the Target Contribution Percentage. Achievements below the worst case scenario will result in a 0% contribution from the applicable Company Objective.

e. The performance of the CEO will be rated as soon as practicable following the conclusion of the applicable Plan Period in the exercise of the sole discretion of the Board based on the recommendation of the Compensation Committee. If the CEO’s performance for the Plan Period is unsatisfactory, he or she will not be eligible for participation in the Plan for that Plan Period and no Incentive Compensation will be awarded for below minimum performance.

3.	Awards to CEO.

a. Approval. All awards will be approved following the end of a Plan Period by the Board acting on the advice of the Compensation Committee.

b. Distribution of Incentive Awards. The distribution dates for awards will be established by the Board. It is expected that distributions will normally be made in February or March of the succeeding year of the applicable Plan Period.

c. Taxes and Withholding. The CEO will bear any Federal, state, and local taxes accruing with respect to any award under the Plan. As required by law, XOMA will withhold in cash from any distributions amounts required for Federal and state withholding tax purposes. With respect to the portion of any award to be made in common shares, XOMA may withhold in cash the required amount from the cash portion of the same award, in addition to the amount required to be withheld with respect to such cash portion.

d. Termination of participation.

i. Subject to other provisions hereof, if the CEO’s employment is terminated for any reason, or for no reason, on or before December 31 of any Plan Period or at any time in any subsequent year prior to the distribution date on which awards with respect to any Plan Period are expected to be made, the CEO shall forfeit all rights to Incentive Compensation as yet unpaid pursuant to the Plan, unless the Board, based on the recommendation of the

Compensation Committee, determines in its sole discretion that the CEO should continue to participate in whole or in part.

ii. The CEO may elect to withdraw, without prejudice, from the Plan at any time.

e. Eligibility for Distribution. Subject to other provisions hereof, the CEO must be the CEO of the Company continuously from the conclusion of any Plan Period up to and including the date of distribution of the award to be eligible to receive such distribution.

f. Change in Control Exception. Notwithstanding any other provision hereof, if within one year after a “change in control” (as defined below) either (x) the CEO’s employment with XOMA is involuntarily terminated after the end of a Plan Year but before the distribution date of the award hereunder for such Plan Year, other than for cause, or (y) the CEO shall voluntarily terminate his or her employment with XOMA after the end of a Plan Year but before the distribution date of the award hereunder for such Plan Year, because the nature of such participant’s duties or compensation do not continue to be substantially equivalent to what they were at the time of such change in control, then the provisions hereof shall continue to apply to the former CEO with respect to such Plan Year and the Compensation Committee and the Board shall in good faith make such recommendations and determinations hereunder with respect to the former CEO as if the former CEO continued to be employed by XOMA as CEO on the date of any recommendation or determination hereunder, and on the date of distribution of the award hereunder, with respect to such Plan Year.

For the purposes of this subsection, a “change in control” shall have occurred if any person (as defined in Section 13 of the Securities Exchange Act of 1934, as amended) acquires shares of voting capital shares, (other than directly from XOMA) and thereby becomes the owner of more than 20% of XOMA’s outstanding shares of voting capital shares (on a fully diluted basis) or XOMA enters into a merger, amalgamation or other consolidation (other than one in connection with a voluntary change of corporate domicile or similar reorganization or recapitalization transaction) in which the shareholders of XOMA (as determined immediately prior to the merger, amalgamation or other consolidation) do not own at least 50% of the outstanding shares of voting capital shares of the surviving or continuing entity after the merger, amalgamation or other consolidation. Solely for the purposes of the foregoing, a termination shall be deemed to have been made for “cause” in the event the CEO is terminated for any of the following reasons:

iii. the CEO’s continued failure to substantially perform his or her duties with XOMA, or

iv. gross misconduct by the CEO which is materially and demonstrably injurious to XOMA or its employees.

g. Death of CEO. In the event of the death of the CEO while CEO after the completion of any Plan Period but prior to the distribution, the award will be made as soon as practicable to the deceased CEO’s beneficiary as indicated on the CEO’s group insurance enrollment card.

V.	No Right to Employment.

Nothing in this Plan shall give the CEO the right to continued employment by XOMA.

VI.	Plan Modification.

This Plan may be modified or terminated by the Board at any time.

VII.	Miscellaneous.

A.	Nontransferability. Awards shall not be transferable by a participant except by will or the laws of descent and distribution. The CEO’s rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the CEO’s creditors.

B.	Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan of incentive compensation. With respect to any payments not yet made to the CEO pursuant to an award, nothing contained in the Plan or any award shall give the CEO any rights that are greater than those of a general unsecured creditor of XOMA.